UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 24, 2010

Date of report

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)(c)(e) In a filing on Form 8-K dated October 6, 2009, the Company announced the expected retirement of James W. Wiltz, President and Chief Executive Officer, as of April 24, 2010, and the appointment of Scott P. Anderson as Mr. Wiltz’ successor.

The Board of Directors has elected Scott P. Anderson as President and Chief Executive Officer, effective April 25, 2010. Mr. Anderson, age 43, has worked with Patterson since 1993. Prior to June 2006 when he became president of Patterson Dental Supply, Patterson’s largest business, Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing.

Mr. Anderson will be paid an annual base salary of $590,000 with an annual target incentive of 65% of his base salary under the Company’s Management Incentive Compensation Plan. On April 26, 2010, as a component of Mr. Anderson’s total compensation package, and consistent with the Company’s long-term incentive program, the Company issued two restricted stock awards to Mr. Anderson under the Patterson Companies, Inc. Equity Incentive Plan. One award of 7,700 shares of restricted stock vests three years after the date of grant and the second award of 23,200 shares of restricted stock vests over seven years in 20% increments beginning on the third anniversary of the date of grant. Mr. Anderson does not have an employment contract with the Company. There are no familial relationships between Mr. Anderson and any other executive officer or director of the Company. There are no transactions in which Mr. Anderson has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of our executive officers is appointed to serve until his successor is duly appointed or his earlier removal or resignation from office.

Mr. Wiltz resigned as President and Chief Executive Officer as of April 24, 2010. He will continue to serve on the Board of Directors, which he has done since 2001. In recognition of his achievements during his tenure as President and Chief Executive Officer, the Board of Directors has approved a cash bonus to be paid to Mr. Wiltz in the amount of $1.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: April 26, 2010	By:	/S/ R. STEPHEN ARMSTRONG
R. Stephen Armstrong
Executive Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)